Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company
Fletcher Chamberlin
Treasurer
(503) 726-7710
fletcher.chamberlin@fei.com

FEI Company Announces Pricing of Secondary Offering of Common Stock

HILLSBORO, Ore., December 14, 2006  — FEI Company (NASDAQ: FEIC) announced today the pricing of the secondary offering of 8,406,007 shares of its common stock at $25.00 per share. The shares are being sold by Philips Business Electronics International B.V., a wholly owned subsidiary of Koninklijke Philips Electronics N.V.  FEI will not receive any of the proceeds of the offering.  The offering is expected to close on December 20, 2006, subject to customary closing conditions.

Merrill Lynch & Co. is acting as the sole book-running manager for the offering.  Credit Suisse Securities (USA) LLC is co-lead manager.  Needham & Company, LLC and Thomas Weisel Partners LLC are serving as co-managers.  Copies of the prospectus related to the offering may be obtained from Merrill Lynch at 4 World Financial Center, 250 Vesey Street, New York, NY 10281 or by calling (212) 449-1000.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.  The registration statement may be obtained without charge on the SEC website at www.sec.gov.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statement Safe Harbor

This press release contains forward-looking statements that include the planned timing of the closing of the offering. Factors that could affect these forward-looking statements include, but are not limited to, market factors and general economic conditions, investor response to the offering, the trading prices for the Company’s common stock before the closing date and other conditions in the financial markets.  Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements, whether as a result of new information, future events or otherwise.

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